Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                      INTERNATIONAL DISPENSING CORPORATION

                         Pursuant to Section 242 of the
                        Delaware General Corporation Law


                It is hereby certified that:

                1.  The  name  of  the  Corporation   (hereinafter   called  the
"Corporation") is International Dispensing Corporation. The Corporation was originally incorporated on October 10, 1995 under the name ReSeal Food Dispensing Systems, Inc.

                2. The certificate of incorporation of the Corporation is hereby amended by adding an Article TENTH to read as follows:

                         "TENTH  A.   Commencing  with  the  Annual  Meeting  of
                Stockholders held in July, 1998, the directors of the Corporation are classified with respect to the time for which they shall severally hold office by dividing them into three classes, each class to be as nearly equal in number as possible, which classes shall be designated as Class 1, Class 2 and Class
                3. Subject to the provisions hereof, the number of directors in each class shall from time to time by designated by the Board of Directors of the Corporation. The Class 1 directors shall be elected initially for a term of one year; the Class 2 directors shall be elected initially for a term of two years; and the Class 3 directors shall be elected initially for a term of three years. At each annual meeting, the successors to the class of directors whose terms shall expire that year shall be elected to hold office for a term of three years so that each term of office of one class of directors shall expire in each year. Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created directorship may, consistent with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to one or two or more classes, the Board shall allocate it to that of the available classes whose term of office is due to expire at the earliest date following such allocation.



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                         B.   Notwithstanding   anything   contained   in   this
                Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote for the election of directors shall be required to amend or repeal, or to adopt any provisions inconsistent with this Article TENTH."

                3. The amendment of the certificate of incorporation herein certified has been duly adopted by the board of directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, I have made, signed and subscribed this Certificate of Amendment this 10th day of July 1998, and affirm that the statements contained herein are true under penalties of perjury.



                                                            /s/ Jon Silverman
                                                            -----------------
                                                            Jon D. Silverman
                                                            President